Exhibit 5.1

Darren K. DeStefano

T: +1 703 456 8034

ddestefano@cooley.com

January 10, 2023

Senseonics Holdings, Inc.

20451 Seneca Meadows Parkway

Germantown, MD 20876-7005

Re: Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Senseonics Holdings, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of nonstatutory stock options (the “Options”) and restricted stock units (the “Restricted Stock Units” and, collectively with the Options, the “Awards”) covering up to 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the Common Stock”), including the issuance of the Shares upon exercise of the Options and settlement of the Restricted Stock Units, pursuant to the Company’s 2023 Commercial Equity Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plan, (d) the form of Stock Option Grant Notice and Stock Option Agreement to be used for grants under the Plan, (e) the form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement to be used for grants under the Plan, and (f) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of signatures, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware, and as to the Awards constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company and/or other matters, cause the Awards to be exercisable for or subject to settlement by more shares of Common Stock than the number that then remain available for issuance under the certificate of incorporation of the Company. We have assumed that the per share exercise price of the Options will at least equal the par value of the Common Stock.

With regard to our opinion concerning the Awards constituting valid and binding obligations of the Company:

(i)       our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VIRGINIA 20190-5640 T: (703) 456-8000 WWW.COOLEY.COM

January 10, 2023

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(ii)       our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii)       we express no opinion with respect to any provision of the Awards that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Awards; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Awards are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv)       we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Awards.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations set forth herein, we are of the opinion that:

1.        The Awards, when duly granted under the Plan and as described in the Registration Statement and the related prospectus, will be legal and binding obligations of the Company.

2.        Shares issued upon exercise of Options duly granted under the Plan and as described in the Registration Statement and the related prospectus, when issued against payment therefor in accordance with the terms of such Options and otherwise as specified in the applicable Stock Option Grant Notice and Stock Option Agreement, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

3.       Shares issued upon settlement of Restricted Stock Units duly granted under the Plan and as described in the Registration Statement and the related prospectus, when issued upon satisfaction of the conditions for settlement specified in the applicable Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement, will be validly issued, fully paid an nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano